September 10, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561


Re:  Zealous, Inc.(000-26383)



Dear Sirs/Madams:

This letter will confirm that we have read Item 4.01 of the Company's Form 8-KA dated August 28, 2009, captioned "Changes in the Registrant's Certifying Accountant" and that we do not agree with the statements made therein as they relate to Berkovits & Company, LLP.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/Mallah Furman (f/k/a Berkovits & Company, LLP)

Fort Lauderdale, Florida